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                      SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:   February 10, 1998
                                        -----------------
                       (Date of earliest event reported)


                             BOSTON EDISON COMPANY
                             ---------------------
            (Exact name of registrant as specified in its charter)


        Massachusetts                1-2301              04-1278810
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(State or other jurisdiction      (Commission       (I.R.S. Employer
     of incorporation              File Number)     Identification No.)


800 Boylston Street, Boston, Massachusetts                02199
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 (Address of principal executive offices)               (Zip Code)


                              617-424-2000
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          (Registrant's telephone number, including area code)

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Item 5.  Other Events
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Electric Utility Industry Restructuring

On January 28, 1998, the Massachusetts Department of Telecommunications and Energy (DTE), formerly the Department of Public Utilities (DPU), approved Boston Edison Company's (the Company's) restructuring settlement agreement that was filed in July 1997. The DTE found that the settlement agreement substantially complied or was consistent with key provisions of a Massachusetts law enacted in November 1997 establishing a comprehensive framework for the restructuring of the electric utility industry. Major provisions of the settlement agreement include the ability for retail electric customers to choose their electricity supplier (referred to as retail access) as of March 1, 1998 (the retail access date). Customers who choose not to participate in retail access will have the option of continuing to buy power from the Company's electric delivery business at "Standard Offer" prices.
Upon the retail access date, customers that continue to buy electricity under the Standard Offer will realize a combined 10% savings from the rates in effect during 1997. Under the new legislation, Standard Offer customers will realize another 5% savings in electricity rates, after an adjustment for inflation, by September 1, 1999. The Company expects to be able to meet this additional rate reduction as a result of the divestiture of its fossil generating assets which is discussed below. As part of the settlement agreement, retail delivery rates of the Company's retained distribution business include a non-bypassable transition charge designed to recover costs incurred under the traditional electric ratemaking structure which cannot be otherwise recovered in a competitive environment. The rates of the Company's distribution business will continue to be regulated by the DTE based on the cost of providing distribution service.

In 1997 the Emerging Issues Task Force (EITF) reached consensus on specific issues raised related to the application of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS 71). As part of its consensus, the EITF determined that when deregulation legislation is passed and regulatory actions have taken place providing sufficient detail for an enterprise to reasonably determine how the transition plan will affect the separable portion of its business being deregulated, the enterprise should stop applying SFAS 71 to that portion of its business. As a result of the recently passed Massachusetts deregulation legislation and the DTE order regarding the Company's related settlement agreement, the Company has determined that, as of December 31, 1997, the provisions of SFAS 71 no longer apply to the generation portion of its business. The EITF further determined that book values of assets and liabilities originating in the separable portion of the business no longer subject to rate-regulation should be evaluated on the basis of where the regulated cash flows to realize and settle them will be derived. Net generating assets recoverable from the proceeds of the fossil divestiture (see below) and through the non-bypassable transition charge of the Company's distribution business which continues to be subject to rate-regulation, therefore, remain on the Company's consolidated balance sheet at December 31, 1997. In addition, approximately 25 percent of the operations and capital costs, including a return of investment, of Pilgrim Nuclear Power Station will continue to be collected under wholesale life of the unit contracts. These contracts continue to be regulated by the Federal Energy Regulatory Commission and are not impacted by the Company's settlement agreement.

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Divestiture of Fossil Generating Assets

The Company's restructuring settlement agreement includes a provision for the divestiture of its fossil generating assets no later than six months after the retail access date. On December 10, 1997, the Company entered into a purchase and sale agreement with Sithe Energies, Inc., a privately held company headquartered in New York, to purchase its non-nuclear generating assets. The proceeds from the sale of these assets will be $536 million. The net book value of these assets at December 31, 1997 is approximately $450 million. In addition to the purchase price, Sithe Energies will pay $121 million to the Company in connection with a six-month transitional power sales agreement under which the Company will buy power from the generating plants. Sithe Energies will also be responsible for obligations resulting from the recently enacted utility restructuring legislation for property tax payments to communities with non-nuclear power plants. Net proceeds from the divestiture will be used to reduce the distribution transition charge.

Implementation of the divestiture plan is subject to certain regulatory approvals including those of the DTE and Federal Energy Regulatory Commission. The Company anticipates finalization of the divestiture in May 1998.

Under the settlement agreement, severance and employee retraining costs related to the divestiture are recoverable through the distribution business transition charge.

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                                  SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.







                                         BOSTON EDISON COMPANY



                                 By:  /s/ Robert J. Weafer, Jr.
                                      ----------------------------------------
                                          Robert J. Weafer, Jr.
                                          Vice President-Finance,
                                          Controller and Chief
                                          Accounting Officer



Date:  February 10, 1998